Exhibit 10.91
ANDEAVOR
NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM
(Effective January 1, 2018)

Andeavor’s director compensation program for 2018 provides for an annual retainer of $295,000, payable $135,000 in cash and $160,000 in restricted stock units (“RSUs”) representing the right to receive shares of common stock with dividend equivalent rights. The RSUs vest one year from the date of grant, which is typically the date of our annual meeting of stockholders.

In addition to the annual cash and equity retainers, the Board’s independent Lead Director and Committee Chairs receive the following annual cash retainers:

Independent Lead Director	$75,000
Audit Committee Chair Retainer	$30,000
Compensation Committee Chair Retainer	$20,000
Environmental, Health, Safety and Security Committee Chair Retainer	$15,000
Governance Committee Chair Retainer	$15,000

Directors may elect to defer all or a portion of their cash retainers under the Andeavor Board of Directors Deferred Compensation Plan. Amounts deferred under such plan accrue interest at the prime rate published in the Wall Street Journal on the last business day of the quarter plus two percentage points.

We reimburse our directors for travel and lodging expenses they incur in connection with their attendance at meetings of the Board, meetings of our Board committees and our annual meeting of stockholders.

We do not pay management directors for Board service in addition to their regular employee compensation.